UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2014 (March 25, 2014)

ESSEX PROPERTY TRUST, INC.
ESSEX PORTFOLIO, L.P.
(Exact Name of Registrant as Specified in Its Charter)

001-13106 (Essex Property Trust, Inc.)
333-44467-01 (Essex Portfolio, L.P.)
(Commission File Number)

Maryland (Essex Property Trust, Inc.)	77-0369576 (Essex Property Trust, Inc.)
California (Essex Portfolio, L.P.)	77-0369575 (Essex Portfolio, L.P.)
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

925 East Meadow Drive, Palo Alto, California 94303
(Address of Principal Executive Offices)

(650) 494-3700
 (Registrant’s telephone number, including area code)

Not Applicable
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-Commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-Commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.    Entry into a Material Agreement.

On March 25, 2014, Essex Property Trust, Inc. (the “Company”) entered into a Terms Agreement (the “Terms Agreement”) with Citigroup Global Markets Inc. ("Citigroup”) with respect to the issuance and sale (the “Offering”) by the Company of 450,000 shares of common stock (the “Shares”) to Citigroup as sole underwriter and sole bookrunning manager. The Shares were sold to Citigroup at a price of $166.90 per Share.  The Shares sold in the Offering were registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a registration statement on Form S-3 (File No. 333-187561). The Offering closed on March 31, 2014.  Legal opinions related to the Shares are filed as Exhibits 5.2 and 8.1 to the registration statement on Form S-3 (File No. 333-187561) filed by the Company with the Securities and Exchange Commission (the “SEC”) on March 27, 2013.

The Company intends to contribute the approximately $75 million in net proceeds from its issuance and sale of 450,000 Shares to Essex Portfolio, L.P. (the "Operating Partnership"), as to which the Company is general partner. Our Operating Partnership intends to subsequently use the net proceeds contributed by the Company for general corporate purposes, which may include the repayment of indebtedness, funding working capital and certain external investment activity.  Pending application of the net proceeds from the sale of the Shares, such proceeds initially may be invested in short-term securities.

The Terms Agreement was entered into in connection with the Equity Distribution Agreement dated March 29, 2013 (the “Equity Distribution Agreement”), by and among the Company and Citigroup.  Each of the provisions of the Equity Distribution Agreement is incorporated into the Terms Agreement in its entirety, and is deemed to be part of the Terms Agreement to the same extent as if such provisions had been set forth in full in the Terms Agreement. Except to the extent set forth in the Terms Agreement, each of the representations and warranties of the Company set forth in the Equity Distribution Agreement is deemed to have been made at and as of the date of the Terms Agreement and the time at which the Shares are delivered. The Terms Agreement and the Equity Distribution Agreement contain customary representations, warranties and agreements of the Company, and customary conditions to closing, indemnification rights, obligations of the parties and termination provisions.

Citigroup and its affiliates have provided in the past and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for the Company and its affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, Citigroup and its affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves of their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. Affiliates of Citigroup are lenders under our $1.0 billion unsecured line of credit facility and proceeds from this offering may be used to repay amounts outstanding under that facility.  Because more than 5% of the proceeds of this offering may be received by affiliates of Citigroup in this Offering, this Offering is being conducted in compliance with the FINRA Rule 5121, as administered by FINRA. Pursuant to this rule, the appointment of a qualified independent underwriter is not necessary in connection with this Offering, as the Offering is of a class of securities having a bona fide public market contemplated by such rule.

The foregoing description is a brief summary of the Terms Agreement and the Equity Distribution Agreement and does not purport to be a complete statement of the parties’ rights and obligations under the Terms Agreement or the Equity Distribution Agreement. The foregoing description is qualified in its entirety by reference to the full text of (i) the Terms Agreement, which is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference and (ii) the Equity Distribution Agreement, the form of which is filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 2, 2013, and is hereby incorporated herein by reference.

ATM Sales.  In addition to its equity distribution agreement with Citigroup, the Company has also entered into equity distribution agreements with Cantor Fitzgerald & Co, Barclays Capital Inc., BMO Capital Markets Corp., BNP Paribas Securities Corp., Liquidnet, Inc., and Mitsubishi UFJ Securities (USA), Inc.  Under these agreements, the Company may from time to time sell shares of common stock into the existing trading market at current market prices ("ATM Sales").  For the three months ended March 31, 2014, pursuant to such ATM sales, excluding the Offering described above, the Company sold 510,655 shares of common stock for approximately $82,928,000, net of commissions, at an average per share price of $163.44.

ITEM 7.01.    Regulation FD Disclosure

On March 25, 2014, the Company issued a press release announcing the Offering. A copy of the press release is furnished as Exhibit 99.1 hereto.

ITEM 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit
1.1	Terms Agreement dated as of March 25, 2014, among Essex Property Trust, Inc. and Citigroup Global Markets Inc.

99.1	Press release dated March 25, 2014, announcing public offering of shares of common stock.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: March 31, 2014	ESSEX PROPERTY TRUST, INC.

/s/ Michael T. Dance
	Name:	Michael T. Dance
	Title:	Executive Vice President & Chief Financial Officer

Date: March 31, 2014	ESSEX PORTFOLIO, L.P.

By: Essex Property Trust, Inc., its General Partner

/s/ Michael T. Dance
	Name:	Michael T. Dance
	Title:	Executive Vice President & Chief Financial Officer